Exhibit 10.1

4400 COX ROAD

GLEN ALLEN, VIRGINIA

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

FUND III AND FUND IV ASSOCIATES,

AS SELLER

AND

ASI PARTNERS, LLC,

AS PURCHASER

Dated as of MAY 27, 2005

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (the “Agreement”) is made as of the 27th day of May, 2005 (the “Effective Date”) by and between FUND III AND FUND IV ASSOCIATES, a Georgia joint venture (“Seller”), having an office at 6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092, and ASI PARTNERS, LLC, a Virginia limited liability company (“Purchaser”), having an office at 4400 Cox Road, Glen Allen, Virginia 23060.

ARTICLE I

PURCHASE AND SALE

1.1 Agreement of Purchase and Sale. Subject to the terms and conditions hereinafter set forth, Seller agrees to sell and convey and Purchaser agrees to purchase the following:

(a) that certain tract or parcel of land situated in Henrico County, Virginia, more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent streets, alleys or rights-of-way (the property described in clause (a) of this Section 1.1 being herein referred to collectively as the “Land”);

(b) the buildings, structures, fixtures and other improvements on the Land, including specifically, without limitation, that certain office building located thereon having a street address of 4400 Cox Road, Glen Allen, Virginia 23060, including any generators and generators pads (the property described in clause (b) of this Section 1.1 being herein referred to collectively as the “Improvements”);

(c) all of Seller’s right, title and interest in and to all tangible personal property upon the Land or within the Improvements, including specifically, without limitation, appliances, furniture, carpeting, draperies and curtains, tools and supplies, and other items of personal property (excluding cash) used exclusively in connection with the operation of the Land and the Improvements and only as specifically described on Exhibit B attached hereto and made a part hereof (the property described in clause (c) of this Section 1.1 being herein referred to collectively as the “Personal Property”);

(d) all of Seller’s right, title and interest in and to all agreements listed and described on Exhibit C (the “Lease Schedule”) attached hereto and made a part hereof, pursuant to which any portion of the Land or Improvements is used or occupied by anyone other than Seller, including but not limited to all of Seller’s right, title and interest in and to that certain Lease Agreement (the “Apex Lease”) dated July 21, 2004, between Seller, as landlord, and Apex Systems, Inc. (“Apex”), as tenant, as amended by First Amendment to Lease dated November 10, 2004, between Seller and Apex, as amended by Second Amendment to Lease (the “Apex Second Amendment”) dated April 18, 2005, between Seller and Apex, and that certain Lease Agreement (the “New York Lease”) dated July 26, 2004, between Seller, as landlord, and New York Life Insurance Company (“NYLIC”), as tenant (the Apex Lease and the New York Lease described in clause (d) of this Section 1.1 being herein referred to collectively as the “Leases”); and

(e) all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements (collectively, the “Operating Agreements”) listed and described on Exhibit D (the “Operating Agreements Schedule”) attached hereto and made a part hereof, relating to the upkeep, repair, maintenance or operation of the Land, Improvements or Personal Property which will extend beyond the date of Closing (as such term is defined in Section 4.1 hereof), including specifically, without limitation, all assignable equipment leases, and (ii) all assignable existing warranties and guaranties (expressed or implied) issued to Seller in connection with the Improvements or the Personal Property (the property described in this Section 1.1(e)(ii) being sometimes herein referred to collectively as the “Intangibles”).

1.2 Property Defined. The Land, the Improvements, the Personal Property, the Leases and the Intangibles are hereinafter sometimes referred to collectively as the “Property.”

1.3 Permitted Exceptions. The Property shall be conveyed subject to the matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II hereof (herein referred to collectively as the “Permitted Exceptions”).

1.4 Purchase Price. Seller is to sell and Purchaser is to purchase the Property for a total of SIX MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($6,500,000.00) (the “Purchase Price”), all cash with no financing requirements.

1.5 Payment of Purchase Price. The Purchase Price, as increased or decreased by prorations and adjustments as herein provided, shall be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser prior to the Closing.

1.6 Earnest Money. Simultaneously with the execution and delivery of this Agreement, Purchaser is depositing with Chicago Title Insurance Company (the “Escrow Agent”), having its office at 4170 Ashford Dunwoody Road, Suite 460, Atlanta, GA 30319, Attention: Judy A. Stillings, the sum of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) (the “First Deposit”) in good funds, by federal wire transfer. If Purchaser does not exercise the right to terminate this Agreement in accordance with Section 2.3 or Section 3.2 hereof, Purchaser shall, on or before the last day of the Inspection Period (as such term is defined in Section 3.1 hereof), deposit with Escrow Agent the additional sum of One Hundred Thirty Thousand and No/100 Dollars ($130,000.00) (the “Second Deposit”) in good funds, by federal wire transfer as an additional deposit under this Agreement. Escrow Agent shall hold the First Deposit and the Second Deposit in an interest-bearing account in accordance with the terms and conditions of this Agreement. The First Deposit and the Second Deposit, together with all interest earned on such sums, are herein referred to collectively as the “Earnest Money.” All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed as Earnest Money in accordance with the terms of this Agreement. Upon the expiration of the Inspection Period and if this Agreement has not been terminated as provided herein, the Earnest Money shall be non-refundable to Purchaser except as expressly set forth in this Agreement. If

Purchaser fails to deliver the Second Deposit to Escrow Agent within the period specified above, this Agreement shall terminate automatically. Upon such termination Escrow Agent shall deliver the Earnest Money to Purchaser promptly thereafter and neither party shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. Time is of the essence for the delivery of Earnest Money under this Agreement.

In the event of termination of this Agreement prior to Closing, Escrow Agent shall disburse the Earnest Money in accordance with the provisions of this Agreement governing such termination. In the event of any dispute between Seller and Purchaser regarding the disbursement of the Earnest Money, or in the event Escrow Agent shall receive conflicting demands or instructions with respect thereto, Escrow Agent shall withhold disbursement of the Earnest Money until such dispute is resolved. Alternatively, Escrow Agent shall be entitled to deposit the Earnest Money into a court of general jurisdiction in Henrico County, Virginia, or the United States District Court for the Eastern District of Virginia, and to interplead Seller and Purchaser in connection therewith. Escrow Agent shall not be liable for any damage, liability or loss arising out of its services pursuant to this Agreement, except for damage, liability or loss resulting from the willful or negligent conduct of Escrow Agent or any of its officers or employees.

ARTICLE II

TITLE AND SURVEY

2.1 Title Examination; Commitment for Title Insurance. During the Inspection Period, Purchaser shall obtain from a nationally recognized title insurance company (the “Title Company”), at Purchaser’s expense, an ALTA title insurance commitment (the “Title Commitment”) covering the Property, showing all matters affecting title to the Property and binding the Title Company to issue at Closing an Owner’s Policy of Title Insurance in the full amount of the Purchase Price pursuant to Section 2.4 hereof. Purchaser shall instruct the Title Company to deliver to Purchaser, Seller and the Surveyor (as defined below) copies of the Title Commitment and copies of all instruments referenced in Schedule B thereof.

2.2 Survey. During the Inspection Period, Purchaser shall, at Purchaser’s expense, employ a reputable surveyor or surveying firm, licensed by the Commonwealth of Virginia (the “Surveyor”), to survey the Property and prepare and deliver to Purchaser, the Title Company and Seller an ALTA survey thereof (the “Survey”) reflecting the total area of the Property, the location of all improvements, recorded easements and encroachments, if any, located thereon and all building and set back lines and other matters of record with respect thereto.

2.3 Title Objections; Cure of Title Objections. Purchaser shall have until May 27, 2005 (the “Title Exam Deadline”) to notify Seller, in writing, of such objections as Purchaser may have to anything contained in the Title Commitment or the Survey. Any item disclosed by the Title Commitment or the Survey to which Purchaser does not object prior to the Title Exam Deadline shall be deemed a Permitted Exception. If Purchaser shall notify Seller of objections to title or to matters shown on the Survey prior to the Title Exam Deadline, Seller shall have the right, but not the obligation, to cure such objections. On or before June 6, 2005, Seller shall notify Purchaser in writing whether Seller elects to cure all such objections. Seller’s failure to respond on or before June 6, 2005 shall be deemed to be Seller’s election not to cure any such objections. If Seller elects to cure all such objections, and provided that Purchaser shall not have terminated this Agreement in accordance with Section 3.2 hereof, Seller shall have until the date of Closing to remove, satisfy or cure the same at its sole cost and expense. If Seller elects not to cure any and all objections specified in Purchaser’s notice, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions, specifically including any matter objected to by Purchaser which Seller is unwilling to cure, and without reduction of the Purchase Price; or (ii) to terminate this Agreement by sending written notice thereof to Seller, and upon delivery of such notice of termination, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies (or is deemed to have notified) Purchaser that Seller does not intend to cure any and all title objections; Purchaser shall, within five (5) days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) or to terminate this Agreement under clause (ii). Purchaser’s failure to notify Seller within said five (5) day period shall be deemed to be Purchaser’s election under clause (i) above.

2.4 Conveyance of Title. At Closing, Seller shall convey and transfer to Purchaser such good and marketable, fee simple title to the Land and Improvements as will enable the Title Company to issue to Purchaser, at Purchaser’s expense, an ALTA Owner’s Policy of Title Insurance (the “Title Policy”) covering the Property, in the full amount of the Purchase Price. Notwithstanding anything contained herein to the contrary, the Property shall be conveyed subject to the following matters, which shall be deemed to be Permitted Exceptions:

(a) the rights of tenants, as tenants only, under the Leases (without any further amendment thereto other than the Apex TI Amendment);

(b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided;

(c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations relating to the Property in effect as of the expiration of the Inspection Period; and

(d) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Sections 2.3 hereof.

ARTICLE III

INSPECTION PERIOD

3.1 Right of Inspection. Purchaser acknowledges that beginning May 5, 2005 (the “Inspection Commencement Date”), Seller has made available to Purchaser at Seller’s offices in Atlanta, Georgia or at such place or places at the Property, the following (collectively, the “Property Information”): any operating files maintained by Seller or its property manager in connection with the leasing, current maintenance and/or management of the Property, including, without limitation, the Leases, lease files, Operating Agreements, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Property, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Property, environmental audits and similar materials, including, without limitation, the items listed on Exhibit F attached hereto, but excluding materials not directly related to the leasing, current maintenance and/or management of the Property such as, without limitation, Seller’s internal memoranda, financial projections, budgets, appraisals, property condition reports, accounting and tax records and similar proprietary, elective or confidential information. Purchaser’s access to the Property Information shall end at 5:00 p.m. (local time at the Property) on June 6, 2005 (the “Inspection Termination Date”). The time period beginning on the Inspection Commencement Date and ending on the Inspection Termination Date is hereinafter referred to as the “Inspection Period”. Purchaser acknowledges and agrees that it, or its affiliate, as the tenant under the Apex Lease, has had access to and knowledge of the Property and is familiar with the physical and environmental condition of the Property.

3.2 Right of Termination. Seller agrees that in the event Purchaser determines that the Property is not suitable for its purposes for any reason whatsoever, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to the expiration of the Inspection Period. If Purchaser gives such notice of termination within the Inspection Period, this Agreement shall terminate and the Earnest Money shall be returned to Purchaser. Time is of the essence with respect to the provisions of this Section 3.2. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, Purchaser shall no longer have any right to terminate this Agreement under this Section 3.2 and (subject to the provisions of Section 2.5 hereof) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement.

ARTICLE IV

CLOSING

4.1 Time and Place. The consummation of the transaction contemplated hereby (“Closing”) shall take place by escrow closing with Escrow Agent, on June 21, 2005 or such earlier date as may be agreed to by the parties, subject to extension pursuant to Section 2.3 hereof (the “Closing Date”). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 hereof and Section 4.3 hereof, the performance of which obligations shall be concurrent conditions. Notwithstanding anything in this Section 4.1 to the contrary, the parties agree to use commercially reasonable efforts to pre-close the transaction contemplated hereby (i.e., sign documents into escrow) on the business day immediately preceding the then-scheduled Closing Date.

4.2 Seller’s Obligations at Closing. At Closing, Seller shall deliver to Escrow Agent or Purchaser, as applicable:

(a) a duly executed special warranty deed in the form of Exhibit G attached hereto (the “Deed”);

(b) four (4) a duly executed counterparts of a bill of sale in the form of Exhibit H attached hereto;

(c) four (4) duly executed counterparts of an assignment and assumption agreement as to the Leases in the form of Exhibit I attached hereto (the “Lease Assignment Agreement”);

(d) four (4) duly executed counterparts of an assignment and assumption agreement as to the Operating Agreements and other Intangibles in the form of Exhibit J attached hereto (the “Contract Assignment Agreement”);

(e) the duly executed Tenant Estoppels (as defined in Section 5.4(b) hereof) from the tenants (other than Apex) under the Leases (other than the Apex Lease);

(f) four (4) duly executed originals of (i) a notice (the “Tenant Notice”) in the form of Exhibit N attached hereto, a copy of which Purchaser shall send to each of the tenants (other than Apex) under the Leases (other than the Apex Lease) informing such tenants of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Leases (including, if applicable, any security deposits) and directing that all rent and other sums payable under the Leases after the Closing shall be paid as set forth in the notice, and (ii) a notice (the “Vendor Notice”) in the form of Exhibit O attached hereto, a copy of which Purchaser shall send to each vendor under each of the Operating Agreements (which are those service contracts designated on Exhibit C to the Contract Assignment Agreement) informing such vendor of the sale of the Property and of the assignment to Purchaser of Seller’s interest in, and obligations under, the Operating Agreements and directing that all sums payable after the Closing under each such Operating Agreement shall be paid as set forth in the notice;

(g) four (4) originals of a certificate, dated as of the date of Closing and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in Section 5.1 of this Agreement are true and correct in all material respects as of the date of Closing (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.4 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the date of Closing and (ii) is expressly permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, that the occurrence of a change which is not permitted hereunder or is beyond the reasonable control of Seller to prevent shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(b) hereof; if, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(h) such evidence and other documents as Purchaser or the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Seller or otherwise;

(i) four (4) duly executed counterparts of an affidavit by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act in the form of Exhibit K attached hereto;

(j) the Leases, Operating Agreements and licenses and permits, if any, in the possession of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property;

(k) appropriate Owner Exemption Certificates, transfer and recordation tax declarations and other tax certificates as required by the Commonwealth of Virginia;

(l) such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;

(m) exclusive possession and occupancy of the Property, subject to the rights of tenants under the Leases and the Permitted Exceptions;

(n) a settlement statement showing all of the payments, Earnest Money, adjustments and prorations provided for herein and otherwise agreed upon by Seller and Purchaser and

(o) a duly executed agreement to be prepared by Purchaser and reasonably acceptable to Seller between Seller and Harrison & Bates stating (i) the amount of any and all commissions that are or could be owed to Harrison & Bates under the H&B Agreement (as defined below in Section 4.4(b)(ix)) with respect to the Apex Lease, as amended, or the New York Lease, in connection with any initial or renewal terms thereof or any expansion space and (ii) Seller, and not Purchaser, shall be solely liable with respect to such commissions, and (iii) Purchaser is the third-party beneficiary of such agreement, which agreement shall be reasonably satisfactory to Purchaser and Seller.

Purchaser shall cooperate with Seller for a period of seven (7) years after the Closing in case of Seller’s need in response to any legal requirements, tax audits, tax return preparation or litigation threatened or brought against Seller, by allowing Seller and its agents or representatives access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all instruments, files and records to the extent such instruments, files and documents remain in the possession of Purchaser at the time of Seller’s request, which right shall survive the Closing.

4.3 Purchaser’s Obligations at Closing. At Closing, Purchaser shall deliver to Escrow Agent or Seller, as applicable:

(a) the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, in immediately available wire transferred funds pursuant to Section 1.5 hereof, it being agreed that at Closing the Earnest Money shall be delivered to Seller and applied towards payment of the Purchase Price, and it being further understood that Seller shall receive such proceeds at its bank account no later than 2:00 p.m. Eastern time on the date of Closing, failing which the pro-rations shall be re-determined to coincide with the date on which said funds are received prior to 2:00 p.m. Eastern time (time being of the essence with respect to this subparagraph);

(b) four (4) duly executed counterparts of the instruments described in Sections 4.2(b), 4.2(c), 4.2(d) and 4.2(f) hereof;

(c) such evidence as the Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d) such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement; and

(e) cause all amounts due as of Closing to the landlord under the Apex Lease to be fully paid by Apex.

4.4 Credits and Prorations.

(a) Seller shall prepare a schedule of tentative prorations, and Purchaser and Seller shall endeavor to finalize such schedule no later than three (3) business days prior to Closing. The following shall be apportioned with respect to the Property as of 12:01 a.m., on the day of Closing, as if Purchaser were vested with title to the Property during the entire day upon which Closing occurs:

(i) rents, if any, as and when collected (the term “rents” as used in this Agreement includes all payments due and payable by tenants under the Leases);

(ii) taxes (including personal property taxes on the Personal Property) and assessments levied against the Property;

(iii) payments under the Operating Agreements;

(iv) gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

(v) any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located, including, without limitation, dues, assessments or special assessments due to The Innsbrook Owners Association, pursuant to the governing documents of the Association.

(b) Notwithstanding anything contained in the foregoing provisions:

(i) At Closing, (A) Seller shall, at Seller’s option, either deliver to Purchaser any security deposits actually held by Seller pursuant to the Leases or credit to the account of Purchaser the amount of such security deposits (to the extent such security deposits are not applied against delinquent rents or otherwise as provided in the Leases) and (B) if Seller is holding letters of credit as a security deposit or portion thereof, then Seller (at its reasonable expense, unless payable by the applicable tenants under their Leases) shall either (1) if same are assignable, at Seller’s option either assign such letters of credit to Purchaser or deliver to Purchaser the forms necessary to do so (completed and executed, to the extent required, by Seller), or (2) if not assignable, endeavor to cause such letters of credit to be re-issued in favor of Purchaser (and if any letter of credit cannot be re-issued prior to Closing, then Seller shall escrow the applicable amount with Escrow Agent until re-issuance). Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property.

(ii) Any taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid. If taxes and assessments for the current year have not been paid before Closing, Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Purchaser shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the current year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing.

(iii) Charges referred to in Section 4.4(a) hereof which are payable by any tenant to a third party shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to the tenant responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall credit to Seller an amount equal to all such charges so paid by Seller.

(iv) Seller shall receive the entire advantage of any discounts for the prepayment by it of any taxes, water rates or sewer rents.

(v) As to gas, electricity and other utility charges referred to in Section 4.4(a)(iv) hereof, Seller may on notice to Purchaser elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

(vi) Purchaser shall pay directly to the applicable governmental authority the amount of any and all sales or similar taxes payable in connection with the Personal Property for periods beginning after the Closing and Purchaser shall execute and deliver any tax returns required of it in connection therewith, said obligations of Purchaser to survive Closing.

(vii) Purchaser shall be responsible for the payment of (A) all Tenant Inducement Costs (as hereinafter defined), leasing commissions (except for the Apex Expansion Commission (defined in subparagraph (ix) below) and other expenses (including reasonable legal fees) incurred by or on behalf of the landlord in connection with the particular lease transaction (the “Other Expenses”) which become due and payable (whether before or after Closing) as a result of (1) any renewals or modifications of the Leases approved or deemed approved in accordance with Section 5.4 hereof and entered into between the Effective Date and the date of Closing, and (2), under any new Leases, approved or deemed approved in accordance with Section 5.4 hereof and entered into between the Effective Date and the date of Closing, and (B) all Tenant Inducement Costs, leasing commissions and other Expenses which become due and payable from and after the date of Closing. If, as of the date of Closing, Seller shall have paid any Tenant Inducement Costs, leasing commissions or Other Expenses for which Purchaser is responsible pursuant to the foregoing provisions, Purchaser shall reimburse Seller therefor at Closing. For purposes hereof, the term “Tenant Inducement Costs” shall mean any out-of-pocket payments required under any Leases to be paid by the landlord thereunder to or for the benefit of the tenant thereunder which is in the nature of a tenant inducement, including specifically, without limitation, tenant improvement costs, lease buyout costs, and moving, design, refurbishment and club membership allowances. The term “Tenant Inducement Costs” shall not include loss of income resulting from any free rental period, it being agreed that Seller shall bear the loss resulting from any free rental period until the date of Closing and that Purchaser shall bear such loss from and after the date of Closing. Seller and Purchaser agree that there are no Tenant Inducement Costs or Other Expenses.

(viii) Unpaid and delinquent rent collected by Seller and Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within fifteen (15) days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within fifteen (15) days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that (i) all rent received by Seller or Purchaser within the first ninety (90) day period after the date of Closing shall be applied first to delinquent rentals, if any, in the order of their maturity, and then to current rentals, and (ii) all rent received by Seller or Purchaser after the first ninety (90) day period after the date of Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity. Purchaser will make a good faith effort after Closing to collect all rents in the usual course of Purchaser’s operation of the Property, but Purchaser will not be obligated to institute any lawsuit or other collection procedures to collect delinquent rents. If there shall be any rents or other charges under any Leases which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall, to the extent applicable to a period extending through the Closing, be prorated between Seller and Purchaser as of Closing and Seller’s portion thereof shall be remitted promptly to Seller by Purchaser.

(ix) In connection with the H&B Agreement (described in Exhibit L attached hereto), Seller shall pay when due to Harrison & Bates the amount representing the second half of the leasing commission thereunder in the amount of $28,406.30 (the “Apex Expansion Commission”).

(x) In connection with the Apex Second Amendment, Seller shall pay to Purchaser an amount equal to the entire First Floor Allowance as defined in Section 6 of the Apex Second Amendment.

(xi) In connection with Schedule 5.1(f), Seller shall pay to Purchaser an amount equal to the cost rebuilding the dumpster corral using EIFS material, which amount (the “EIFS Amount”) shall be based on a firm bid, not subject to any increase or reduction whatsoever, from a qualified and reputable subcontractor. Seller shall obtain such bid prior to the Closing. With Purchaser’s approval, Seller shall accept such bid prior to Closing and assign same to Purchaser at the Closing, with Purchaser becoming fully liable for the payment thereof. Notwithstanding the foregoing, it is expressly acknowledged and agreed between Purchaser and Seller that in no event shall Seller’s obligations with respect to this section 4.4(b)(xi) exceed the EFIS Amount.

(c) If a post closing true-up is necessary, Purchaser shall work diligently with Seller to finalize the prorations as soon as possible, but in no event later than forty-five (45) days after the close of the calendar year. Purchaser shall be responsible for billing and collecting, if necessary, any amounts owed by tenants as a result of the true-up. If any tenant is owed a refund for operating expenses reconciliation for calendar year 2005, Purchaser shall be solely responsible therefore.

(d) The provisions of this Section 4.4 shall survive Closing.

4.5 Closing Costs. Seller shall pay (a) the fees of any counsel representing it in connection with this transaction; and (b) any grantor’s tax which becomes payable by reason of the transfer of the Property. Purchaser shall: (u) pay the fees of any counsel representing Purchaser in connection with this transaction; (v) pay or reimburse Seller for the amount of (i) the fee for the title examination and (ii) the Title Commitment, and pay the premium for the Owner’s Policy of Title Insurance to be issued to Purchaser by the Title Company at Closing; (w) pay or reimburse Seller for the cost of the Survey or any Survey update (to the extent paid by Seller); (x) pay the fees for recording the Deed; (y) pay any transfer tax, recordation tax, documentary stamp tax or similar tax which becomes payable by reason of the transfer of the Property; and (z) pay any and all escrow fees charged by Escrow Agent or the Title Company. All other costs and expenses incident to this transaction and the closing thereof shall be paid by the party incurring such costs and expenses. The provisions of this Section 4.5 shall survive the Closing or any early termination of this Agreement.

4.6 Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) Seller shall have delivered to Purchaser all of the items required to be delivered to Purchaser pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.2 hereof.

(b) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(c) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the date of Closing.

Purchaser acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Purchaser’s ability to obtain any (i) governmental or quasi-governmental approvals or changes or modifications in use or zoning, (ii) modification of any existing land use restriction, (iii) consents to assignments of any Operating Agreements or (iv) endorsements to the Title Policy.

4.7 Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the date of Closing of all of the following conditions, any or all of which may be waived by Seller in its sole discretion:

(a) Seller shall have received the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) Purchaser shall have delivered to Seller all of the items required to be delivered to Seller pursuant to the terms of this Agreement, including but not limited to, those provided for in Section 4.3 hereof.

(c) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the date of Closing.

(d) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the date of Closing.

(e) No defaults on account of Apex shall exist under the Apex Lease and all amounts due to Seller, as landlord thereunder, as of the Closing Date shall have been fully paid to Seller.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1 Representations and Warranties of Seller. Seller hereby makes the following representations and warranties to Purchaser as of the Effective Date:

(a) Organization and Authority. Seller has been duly organized and is validly existing under the laws of the State of Georgia. Seller has the full right, power and authority to enter into this Agreement and, to transfer all of the Property to be conveyed by Seller pursuant hereto and to consummate or cause to be consummated the transactions contemplated herein to be made by Seller. The person signing this Agreement on behalf of Seller is authorized to do so. The execution of this Agreement and the settlement hereunder do not and will not violate or contravene any law, order, decree, rule or regulation to which Seller is subject or any agreement, instrument or document to which Seller or the Property is subject

(b) Pending Actions. To Seller’s knowledge, there is no action, suit, arbitration, unsatisfied order or judgment, governmental investigation or proceeding pending against the Property or the transaction contemplated by this Agreement, which, if adversely determined, could individually or in the aggregate have a material adverse effect on title to the Property or any portion thereof or which could in any material way interfere with the consummation by Seller of the transaction contemplated by this Agreement or which is not covered by insurance.

(c) Leases. Seller is the lessor or landlord or the successor lessor or landlord under the Leases. Except as set forth in the Lease Schedule, to Seller’s knowledge, there are no other leases or occupancy agreements to which Seller is a party affecting the Property. The termination of any of the Leases prior to Closing by reason of the tenant’s default shall not affect the obligations of Purchaser under this Agreement in any manner or entitle Purchaser to an abatement of or credit against the Purchase Price or give rise to any other claim on the part of Purchaser. Except with respect to the Apex Lease, Seller has delivered true and accurate copies of the Leases to Purchaser and there have been no further amendments thereto. Except with respect to the Apex Lease, each of the Leases is and shall be as of the Effective Date in full force and effect. All of the terms, covenants and conditions on the part of Seller and the respective tenants under all of the Leases to be performed thereunder have been fully performed and shall be performed to and including the Effective Date, except that Seller makes no representation as to Apex under the Apex Lease. Neither Seller nor any of the respective tenants under the Leases are in default and there are no events in existence which with the passage of time or giving of notice would constitute a default under either of the Leases, except that Seller makes no representation as to Apex under the Apex Lease. Seller has made no other prior assignments of either of the Leases.

(d) Condemnation. To Seller’s knowledge, no condemnation proceedings relating to the Property are pending or threatened.

(e) Not a Foreign Person. Seller is not a “foreign person” which would subject Purchaser to the withholding tax provisions of Section 1445 of the Internal Revenue Code of 1986, as amended.

(f) No Violations. Except as set forth in Schedule 5.1(f), to Seller’s knowledge, Seller has not received prior to the Effective Date any written notification from any federal, state or county governmental or public authority (i) that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws, codes or ordinances where such violation remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated or (ii) that any work is required to be done upon or in connection with the Property, where such work remains outstanding and, if unaddressed, would have a material adverse effect on the use of the Property as currently owned and operated.

(g) Lease Brokerage. To Seller’s knowledge, there are no lease brokerage agreements, leasing commission agreements or other agreements providing for payments of any amounts for leasing activities or procuring tenants with respect to the Property which will become due and payable after Closing other than as disclosed in Exhibit L.

(h) Bankruptcy. Seller has not (i) filed and has no present intention to file a petition in bankruptcy or for reorganization pursuant to the Federal Bankruptcy Code or any similar law, federal, state or municipal; (ii) been adjudicated a bankrupt or declared insolvent; (iii) made an assignment for the benefit of creditors; (iv) admitted in writing its inability to pay its debts generally as they become due; or (v) consented to the appointment of a receiver or receivers of all or any part of its property. No creditor of Seller or any other person has filed a petition in bankruptcy against Seller or for reorganization of Seller pursuant to the Federal Bankruptcy Code or any similar law, federal, state or municipal.

5.2 Knowledge Defined. References to the “knowledge” of Seller shall refer only to the actual knowledge of the Designated Employee (as hereinafter defined) of Wells Real Estate

Funds, and shall not be construed, by imputation or otherwise, to refer to the knowledge of Seller, or any affiliate of Seller, to any property manager, or to any other officer, agent, manager, representative or employee of Seller or any affiliate thereof or to impose upon such Designated Employee any duty to investigate the matter to which such actual knowledge, or the absence thereof, pertains. As used herein, the term “Designated Employee” shall refer to the following person: Mark Preston, East Regional Asset Manager.

5.3 Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in Section 5.1 hereof as updated by the certificate of Seller to be delivered to Purchaser at Closing in accordance with Section 4.2(g) hereof, shall survive Closing for a period of one hundred eighty (180) days. No claim for a breach of any representation or warranty of Seller shall be actionable or payable (a) if the breach in question results from or is based on a condition, state of facts or other matter which was known to Purchaser prior to Closing, (b) unless the valid claims for all such breaches collectively aggregate more than Thirty Thousand and No/100 Dollars ($30,000.00), in which event the full amount of such claims shall be actionable, and (c) unless written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said one hundred eighty (180) day period and an action shall have been commenced by Purchaser against Seller within sixty (60) days after the termination of the survival period provided for above in this Section 5.3. Purchaser agrees to first seek recovery under any insurance policies, service contracts and Leases prior to seeking recovery from Seller, and Seller shall not be liable to Purchaser if Purchaser’s claim is satisfied from such insurance policies, service contracts or the Leases. As used herein, the term “Cap” shall mean the total aggregate amount of One Hundred Ninety Five Thousand and No/100 Dollars ($195,000.00). In no event shall Seller’s aggregate liability to Purchaser under this Agreement for breach of any representation or warranty of Seller in this Agreement or for any other breach by Seller under this Agreement exceed the amount of the Cap.

5.4 Covenants of Seller. Seller hereby covenants with Purchaser as follows:

(a) From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall (i) operate and maintain the Property in a manner generally consistent with the manner in which Seller has operated and maintained the Property prior to the date hereof, (ii) perform and pay all of its obligations with respect to the Property in the normal course of business so as to not be in default with respect thereto and (iii) not voluntarily modify or terminate, or agree to modify or terminate, the New York Lease without the prior written approval of Purchaser, which shall not be unreasonably withheld, and (iv) not voluntarily agree, to the extent within Seller’s reasonable control, to the creation of any liens or judgments against, or easements on, above or below, the Property.

(b) Seller shall use reasonable efforts (but without obligation to incur any cost or expense) to obtain and deliver to Purchaser prior to Closing, written estoppel certificates, in the form required by any Leases (other than the Apex Lease) or, if no such form is required, in the form of Exhibit M attached hereto and made a part hereof, signed by each of the tenants other than Apex under the respective Leases. A signed certificate is referred to herein as a “Tenant Estoppel.” Notwithstanding anything to the contrary herein, it is expressly understood and acknowledged by Seller and Purchaser that Purchaser and Apex are related entities under common ownership and control and that none of Seller’s covenants or obligations in this Agreement shall apply to, nor shall Purchaser’s obligation to close hereunder be affected by or conditioned in any way upon, Apex or the Apex Lease.

5.5 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of ERISA.

(b) Organization and Authority. Purchaser has the full right, power and authority to purchase the Property as provided in this Agreement and to carry out Purchaser’s obligations hereunder, and all requisite action necessary to authorize Purchaser to enter into this Agreement and to carry out its obligations hereunder have been, or by the Closing will have been, taken. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(c) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

5.6 Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.5(a) hereof shall survive Closing and shall be a continuing representation and warranty without limitation. All other representations and warranties of Purchaser shall survive Closing for a period of one hundred eighty (180) days.

5.7 Covenants of Purchaser.

(a) Purchaser hereby covenants with Seller that Purchaser shall, in connection with its investigation of the Property during the Inspection Period, inspect the Property for the presence of hazardous substances, and, if this Agreement fails to close for any reason except Seller’s default hereunder, shall furnish to Seller copies of any reports received by Purchaser in connection with any such inspection. If this Agreement fails to close for any reason except Seller’s default hereunder, Purchaser shall also furnish to Seller copies of any other reports received by Purchaser relating to any other inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). The provisions of this Section 5.7shall survive Closing or any early termination of this Agreement.

(b) Purchaser shall, at Seller’s expense, cooperate reasonably with Seller and shall provide to Seller copies of, or provide Seller access to, such factual information as may be reasonably requested by Seller, and in the possession or control of Purchaser or its accountants, agents, employees or advisors, to enable Seller (or an affiliate of Seller) to file its or their Form 8-K or other filings, if, as and when such filings may be required by the Securities and Exchange Commission.

ARTICLE VI

DEFAULT

6.1 Default by Purchaser. In the event that Purchaser fails to consummate this Agreement for any reason other than Seller’s default or the permitted termination of this Agreement by either Seller or Purchaser as herein expressly provided, or if Purchaser otherwise defaults under this Agreement, Seller shall be entitled, as its sole remedy, to terminate this Agreement and receive the Earnest Money, or such portion of the Escrow Money in the possession of the Escrow Agent at the time of Purchaser’s default, as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. The foregoing liquidated damages provision of this Section shall not: (a) apply to Purchaser’s obligations under Section 10.1, nor shall Purchaser be entitled to credit or offset the Earnest Money or any portion thereof against any damages suffered by Seller by reason of Purchaser’s default with respect thereto; and (b) be deemed to limit Purchaser’s liability under any indemnity or breach of any covenant under this Agreement that is expressly stated to survive the Closing or early termination of this Agreement. The foregoing also shall not apply to any of Purchaser’s survival obligations specified in Section 10.23. In addition, if the First Deposit is not timely posted in accordance with Section 1.6, then this Agreement shall be null and void ab initio. EACH PARTY SPECIFICALLY CONFIRMS THE ACCURACY OF THE STATEMENTS MADE ABOVE AND THE FACT THAT EACH PARTY WAS REPRESENTED BY COUNSEL WHO EXPLAINED, AT THE TIME THIS AGREEMENT WAS MADE, THE CONSEQUENCES OF THIS LIQUIDATED DAMAGES PROVISION. THE FOREGOING IS NOT INTENDED TO LIMIT PURCHASER’S INDEMNITY OBLIGATIONS UNDER OTHER SECTIONS HEREOF.

6.2 Default by Seller. If Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedies, either (a) to receive the immediate return of the Earnest Money, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, or (b) to enforce specific performance of Seller’s obligations hereunder. Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. The foregoing provisions of this Section shall not (a) apply to Seller’s obligations under Section 10.1 and (b) be deemed to limit Seller’s liability under any indemnity or breach of any covenant under this Agreement that is expressly stated to survive the Closing or early termination of this Agreement. The foregoing also shall not apply to any of Seller’s survival obligations specified in Section 10.23 or elsewhere in this Agreement.

ARTICLE VII

RISK OF LOSS

7.1 Minor Damage. In the event of loss or damage to the Property or any portion thereof which is not “major” (as hereinafter defined), this Agreement shall remain in full force and effect provided Seller performs any necessary repairs (with such repairs (i) being done in a good and workmanlike manner and (ii) restoring the Property to substantially the condition in which it existed prior to such loss or damage) or, at Seller’s option, assigns to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2 Major Damage. In the event of a “major” loss or damage, either Seller or Purchaser may terminate this Agreement by written notice to the other party, in which event the Earnest Money shall be returned to Purchaser. If neither Seller nor Purchaser elects to terminate this Agreement within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Seller and Purchaser shall be deemed to have elected to proceed with Closing, in which event Seller shall, at Seller’s option, either (a) perform any necessary repairs (with such repairs (i) being done in a good and workmanlike manner and (ii) restoring the Property to substantially the condition in which it existed prior to such loss or damage), or (b) assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. If Seller elects to perform repairs upon the Property, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs. If Seller elects to assign a casualty claim to Purchaser, the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3 Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2 hereof, “major” loss or damage refers to any loss or damage to the Property or any portion thereof, not caused by the gross negligence or willful misconduct of Purchaser or Apex, that diminishes the value of the Property in an amount not less than $25,000, and (ii) any loss due to a condemnation which permanently and materially impairs the current use of the Property.

ARTICLE VIII

COMMISSIONS

8.1 Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Grubb & Ellis/Harrision & Bates (“Listing Broker” and Advantis Real Estate Services (“Purchaser’s Broker” and collectively with the Listing Broker, the “Brokers”) at Closing a brokerage commission pursuant to separate written agreement between Seller and Listing Broker. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Brokers by, through or on account of any acts of said party or its representatives, said party will indemnify and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement.

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1 No Reliance on Documents. Except as expressly stated herein and all Schedules and Exhibits attached hereto, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by Seller to Purchaser in connection with the transaction contemplated hereby. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) neither Seller, any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to Purchaser for any inaccuracy in or omission from any such report or in verbal communication.

9.2 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, AND THE INSTRUMENTS AND DOCUMENTS DESCRIBED IN SECTION 4.2 ABOVE, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE (OTHER THAN SELLER’S SPECIAL WARRANTY OF TITLE TO BE SET FORTH IN THE DEED), ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR

PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT AND THE INSTRUMENTS AND DOCUMENTS DESCRIBED IN SECTION 4.2 ABOVE. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE PHYSICAL CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT. UPON CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS (INCLUDING, WITHOUT LIMITATION, ANY

ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY. EXCEPT AS OTHERWISE PROVIDED HEREIN, PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE DATE OF CLOSING, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER AND SELLER SHALL NOT BE LIABLE TO PURCHASER FOR SUCH CLEAN-UP, REMOVAL OR REMEDIATION. EXCEPT AS OTHERWISE PROVIDED HEREIN, AS PART OF THE PROVISIONS OF THIS SECTION 9.2, BUT NOT AS A LIMITATION THEREON, PURCHASER HEREBY AGREES, REPRESENTS AND WARRANTS THAT THE MATTERS RELEASED HEREIN ARE NOT LIMITED TO MATTERS WHICH ARE KNOWN BY OR DISCLOSED TO PURCHASER.

9.3 Effect and Survival of Disclaimers. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1 Confidentiality. Seller and Purchaser, and each of their respective representatives, shall hold in strictest confidence all data and information obtained with respect to Seller or its business, or Purchaser or its business, whether obtained before or after the execution and delivery of this Agreement (other than information which is (a) publicly known at the time or becomes disclosed (other than by a party bound to keep the information confidential) to the public, (b) rightfully received from a third party without restrictions, (c) independently developed, (d) furnished (other than by a party bound to keep the information confidential) to a third party without restriction, (e) approved for release by written authorization from Seller or Purchaser, as applicable, or (f) already rightfully in the possession of Seller or Purchaser without restriction), and shall not disclose the same to others; provided, however, that it is understood and agreed that Seller or Purchaser may disclose such data and information to the employees, consultants, accountants and attorneys of Seller or Purchaser provided that such persons agree in writing to treat such data and information confidentially. In the event this Agreement is terminated or Seller or Purchaser fails to perform hereunder, each of Seller and Purchaser shall promptly return to the other any statements, documents, schedules, exhibits or other written information obtained from the other in connection with this Agreement or the transaction contemplated herein. In the event of a breach or threatened breach by Seller or Purchaser, or any of its respective agents or representatives, of this Section 10.1, the non-breaching party shall be entitled to an injunction restraining the breaching party or its agents or representatives from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller or Purchaser from pursuing any other available remedy at law or in equity for such breach or threatened breach. The provisions of this Section 10.1 shall survive Closing or any early termination of this Agreement.

10.2 Public Disclosure. Prior to Closing, any release to the public of information with respect to the sale contemplated herein or any matters set forth in this Agreement will be made only in the form approved by Purchaser and Seller and their respective counsel. The provisions of this Section 10.2 shall survive Closing or any early termination of this Agreement.

10.3 Discharge of Obligations. The acceptance of the Deed by Purchaser shall be deemed to be a full performance and discharge of every representation and warranty made by Seller herein and every agreement and obligation on the part of Seller to be performed pursuant to the provisions of this Agreement, except those which are herein specifically stated to survive Closing.

10.4 Assignment. Purchaser shall not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Any transfer, directly or indirectly, of any stock, partnership interest or other ownership interest in Purchaser without Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion, shall constitute a default by Purchaser under this Agreement. Notwithstanding the foregoing, Purchaser may make a one (1) time assignment its rights under this Agreement with prior written notice to Seller provided Purchaser maintains control and not less than 51% ownership of any such assignee.

10.5 Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission provided that an original of such facsimile is also sent to the intended addressee by means described in clauses (a), (b) or (c) above. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:	c/o Wells Real Estate Funds
6200 The Corners Parkway, Suite 250
Norcross, Georgia 30092
Attention: Parker Hudson
Telecopy: (770) 243-4684

with a copy to:	DLA Piper Rudnick Gray Cary US LLP
1200 19th Street, N.W.
Washington, D.C. 20036-2412
Attention: Jeffrey R. Keitelman, Esq.
Telecopy: (202) 689-7460

If to Purchaser:	c/o Apex Systems, Inc.
4400 Cox Road
Richmond, Virginia 23060
Attention: Theodore S. Hanson
Telecopy: (804) 254-7860

with a copy to:	Troutman Sanders LLP
1111 E. Main Street
Richmond, Virginia 23219
Attention: Thomas A. Grant, Esq.
Telecopy: (804) 698-5157

If to Escrow Agent:	Chicago Title Insurance Company
4170 Ashford Dunwoody Road, Suite 460
Atlanta, Georgia 30319
Attention: Judy A. Stillings
Telecopy: (404) 303-6307

10.6 Binding Effect. This Agreement shall not be binding in any way upon Seller unless and until Seller shall execute and deliver the same to Purchaser.

10.7 Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.8 Tenant Notification Letter; Vendor Notification Letter. Immediately after Closing, Purchaser shall deliver a Tenant Notice to each of the tenants under the Leases and a Vendor Notice to each vendor under each of the Operating Agreements. The provisions of this paragraph shall survive Closing.

10.9 Calculation of Time Periods. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the Commonwealth of Virginia, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. Unless otherwise set forth herein, the final day of any such period shall be deemed to end at 5 p.m. (local time at the Property).

10.10 Successors and Assigns. The terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.11 Entire Agreement. This Agreement, including the Exhibits and Schedules, contains the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.12 Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing, as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property. The provisions of this Section 10.12 shall survive Closing.

10.13 Reporting Requirements. Escrow agent is designated the “real estate reporting person” for purposes of Section 6045 of Title 26 of the United States Code and Treasury Regulation 1.6045-4 and any instructions or settlement statement prepared by Escrow Agent shall so provide. Upon the consummation of the transaction contemplated by this Agreement, Escrow Agent shall file Form 1099 information return and send the statement to Seller as required under the aforementioned statute and regulation.

10.14 Counterparts. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement.

10.15 1031 Exchange. Purchaser agrees that Seller, or any one or more of the parties comprising Seller, shall have the right to conduct one or more exchanges under Section 1031 of the Internal Revenue Code of 1986, as amended from time to time and/or replaced, with part or all of such party’s sale proceeds arising hereunder; and Purchaser shall cooperate, at no cost to Purchaser, in the structuring and effecting any such exchange. Notwithstanding the foregoing, in no event shall (a) the Closing be delayed on account of any such exchange, (b) Purchaser be required to take title to any other property in connection therewith, and (c) Purchaser be required to execute any contract, make any commitment, or incur any obligations, contingent or otherwise, to any third parties in connection therewith.

10.16 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.17 Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE COMMONWEALTH OF VIRGINIA AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS THEREOF. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF VIRGINIA IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE COMMONWEALTH OF VIRGINIA. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.17 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY OR THE EARLY TERMINATION OF THIS AGREEMENT.

10.18 No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party (including, without limitation, Escrow Agent and Broker), and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.19 Exhibits and Schedules. The following schedules or exhibits attached hereto shall be deemed to be an integral part of this Agreement:

(a)	Exhibit A	Legal Description of the Land

(b)	Exhibit B	Personal Property

(c)	Exhibit C	Lease Schedule

(d)	Exhibit D	Operating Agreements Schedule

(e)	Exhibit E	[Intentionally Deleted]

(f)	Exhibit F	List of Property Information

(g)	Exhibit G	Deed

(h)	Exhibit H	Bill of Sale

(i)	Exhibit I	Assignment of Leases

(j)	Exhibit J	Assignment of Operating Agreements and Intangibles

(k)	Exhibit K	FIRPTA Certificate

(l)	Exhibit L	List of Lease Brokerage Agreements

(m)	Exhibit M	Form of Tenant Estoppel

(n)	Exhibit N	Notice to Tenants

(o)	Exhibit O	Notice to Vendors

10.20 Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.21 Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits or amendments hereto.

10.22 Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.23 Survival. The provisions of the following Sections of this Agreement shall survive Closing and shall not be merged into the execution and delivery of the Deed: 3.1; the last paragraph of Section 4.2; 4.4; 4.5; 5.3; 5.6; 5.7; 8.1; 9.3; 10.1; 10.2, 10.8; 10.12; 10.13; 10.17; 10.18; and 10.22. The foregoing is in addition to and not in exclusion of any survival provisions that may elsewhere be set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

FUND III AND FUND IV ASSOCIATES
a Georgia Joint Venture

WELLS REAL ESTATE FUND III, L.P.
a Georgia Limited Partnership

By:	Wells Capital, Inc.,
a Georgia Corporation
(As General Partner)

By:
Name:
Title:

[CORPORATE SEAL]

WELLS REAL ESTATE FUND IV, L.P.
a Georgia Limited Partnership

By:	Wells Partners, L.P.
a Georgia Limited Partnership
(As General Partner)

	By:	Wells Capital, Inc.
a Georgia Corporation
(As General Partner)

By:
Name:
Title:

[CORPORATE SEAL]

PURCHASER:

ASI PARTNERS, LLC,
a Virginia limited liability company

By:
Name:
Its:	Manager

The undersigned agrees to serve as Escrow Agent and to be bound by the provisions of Sections 1.6 , 10.5 and 10.13 of this Agreement.

CHICAGO TITLE INSURANCE COMPANY

By:
Name:
Title: